                                  EXHIBIT 99.2
                                  ------------










                                       THE

                             LEE RANCH COAL COMPANY

                           RETIREMENT AND SAVINGS PLAN

                                       FOR

                               SALARIED EMPLOYEES









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

               LEE RANCH COAL COMPANY RETIREMENT AND SAVINGS PLAN
               --------------------------------------------------

                             FOR SALARIED EMPLOYEES
                             ----------------------


     WHEREAS, Hanson Natural Resources Company ("Company") acquired the assets of Lee Ranch Coal Mine from Santa Fe Pacific Minerals Corporation effective June 25, 1993 pursuant to an asset exchange agreement; and

     WHEREAS, the Company agreed to adopt a plan similar to the Santa Fe Pacific Coal Corporation Retirement and Savings Plan for Salaried Employees for its Lee Ranch Coal Company Division Salaried employees; and

     WHEREAS, the Company desires to adopt the Lee Ranch Coal Company Retirement and Savings Plan for Salaried Employees ("Plan") effective as of June 25, 1993;

     NOW, THEREFORE, effective as of June 25, 1993 the Plan is adopted to read as follows:





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               LEE RANCH COAL COMPANY RETIREMENT AND SAVINGS PLAN
               --------------------------------------------------

                             FOR SALARIED EMPLOYEES
                             ----------------------

                              TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----
ARTICLE I  .........................................................    1
     Section 1.1   .................................................    1
     Section 1.2   .................................................    1

ARTICLE II - Definitions  ..........................................    1
     Section 2.1   "Accounts"  .....................................    1
     Section 2.2   "Affiliated Company"  ...........................    1
     Section 2.3   "Average Contribution Percentage"  ..............    2
     Section 2.4   "Beneficiary"  .................................     2
     Section 2.5   "Code"  .........................................    2
     Section 2.6   "Company"  ......................................    2
     Section 2.7   "Compensation"  ................................     2
     Section 2.8   "Deferred Contributions"  .......................    3
     Section 2.9   "Deferred Contributions Account"  ...............    3
     Section 2.10  "Early Retirement"  .............................    3
     Section 2.11  "Employee"  .....................................    3
     Section 2.12  "Employer Contributions Account"  ...............    3
     Section 2.13  "ERISA"  ........................................    3
     Section 2.14  "Named Fiduciary"  ...............................   3
     Section 2.15  "Highly Compensated Employee"  ..................    3
     Section 2.16  "Normal Retirement Date"  .......................    4
     Section 2.17  "Participant"  ..................................    4
     Section 2.18  "Participant Contributions Account"  ............    4
     Section 2.19  "Participation Service"  ........................    5
     Section 2.20  "Plan"  .........................................    5
     Section 2.21  "Plan Administrator"  ..........................     5
     Section 2.22  "Plan Year"  ....................................    5
     Section 2.23  "Qualified Joint and Survivor Annuity"  .........    5
     Section 2.24  "Total Disability"  .............................    5
     Section 2.25  "Trustee"  ......................................    6
     Section 2.26  "Valuation Date"  ...............................    6
     Section 2.27  "Vesting Service"  ..............................    6

ARTICLE III - Employees Entitled to Participate  ...................    6
     Section 3.1   .................................................    6
     Section 3.2   .................................................    7
     Section 3.3   .................................................    7
     Section 3.4   .................................................    7

ARTICLE II - Contributions  ........................................    7
     Section 4.1   .................................................    7
     Section 4.2   .................................................    8
     Section 4.3   .................................................    8
     Section 4.4   .................................................    8

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     Section 4.5   .................................................   10
     Section 4.6   .................................................   10
     Section 4.7   .................................................   10
     Section 4.8   .................................................   10
     Section 4.9   .................................................   11

ARTICLE V - Investment of Contributions  ...........................   12
     Section 5.1   .................................................   12
     Section 5.2   .................................................   12
     Section 5.3   .................................................   12

ARTICLE VI - Vesting  ..............................................   12
     Section 6.1   .................................................   12
     Section 6.2   .................................................   12
     Section 6.3   .................................................   13
     Section 6.4   .................................................   13
     Section 6.5   .................................................   13

ARTICLE VII - Withdrawals Prior to Termination of
                 Employment  .......................................   14
     Section 7.1   .................................................   14
     Section 7.2   .................................................   14
     Section 7.3   .................................................   17

ARTICLE VIII - Distributions Other Than Withdrawals  ...............   17
     Section 8.1   .................................................   17
     Section 8.2   .................................................   18
     Section 8.3   .................................................   20
     Section 8.6   .................................................   21
     Section 8.7   .................................................   21
     Section 8.8   .................................................   22

ARTICLE IX - Termination of Employment  ............................   22
     Section 9.1   .................................................   22
     Section 9.2   .................................................   23

ARTICLE X - Administration  ........................................   23
     Section 10.1  .................................................   23
     Section 10.2  Committee's Administrative Powers  ..............   24
     Section 10.3  Information to be Provided to
                     Participants and Others  ......................   24
     Section 10.4  .................................................   24
     Section 10.5  .................................................   25
     Section 10.6  Employment of Advisors and Staff  ...............   25
     Section 10.7  Fiduciary Duties  ...............................   25
     Section 10.8  Indemnification  ................................   25

ARTICLE XI - Provisions Respecting the Company  ....................   26
     Section 11.1  Amendment of Plan  ..............................   26
     Section 11.2  Missouri Law to Govern  .........................   27
     Section 11.3  Intent  .........................................   27

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ARTICLE XII - Termination of Plan  .................................   27

ARTICLE XIII - Miscellaneous Provisions  ...........................   28
     Section 13.1  .................................................   28
     Section 13.2  .................................................   28
     Section 13.3  .................................................   28
     Section 13.4  .................................................   29
     Section 13.5  .................................................   29
     Section 13.6  .................................................   29
     Section 13.7  .................................................   29
     Section 13.8  .................................................   30
     Section 13.9  .................................................   30
     Section 13.10 Top Heavy Rules  ................................   30

ARTICLE XIV - Loans  ...............................................   33
     Section 14.1  .................................................   33
     Section 14.2  .................................................   34
     Section 14.3  .................................................   35
     Section 14.4  .................................................   35
     Section 14.5  .................................................   36
     Section 14.6  .................................................   36
     Section 14.7  .................................................   36
     Section 14.8  .................................................   36
     Section 14.9  .................................................   37
     Section 14.10 .................................................   37
     Section 14.11 .................................................   37
     Section 14.12 .................................................   37
     Section 14.13 .................................................   38

ARTICLE XV - Rollovers and Transfers  ..............................   38
     Section 15.1  Rollovers  .......................................  38
     Section 15.2  Trustee Transfers From Other Qualified
                     Plans  ........................................   38
     Section 15.3  Trustee Transfers to Other Qualified
                     Plans  ........................................   38
     Section 15.4  Definitions  ....................................   39

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                                 ARTICLE I
                                 ---------

     Section 1.1 This employee savings plan shall be known as "The Lee Ranch Coal Company Retirement and Savings Plan for Salaried Employees."

     Section 1.2 This Plan shall be effective as of June 25, 1993, the Closing Date of the Asset Exchange Agreement between the Company and Santa Fe Pacific Minerals Corporation ("Effective Date").

                                 ARTICLE II
                                 ----------

                                DEFINITIONS
                                -----------

     When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

     Section 2.1 "Accounts" shall mean a Participant's Deferred Contributions Account, Employer Contributions Account, and Participant Contributions Account, if any.

     Accounts shall also mean his "Rollover Account" which means a Participant's interest in the Plan's assets composed of Rollover Contributions on or after January 1, 1993 allocated to the Participant under the Plan, plus all income and gains credited to, and minus all losses, expenses, withdrawals and distributions charged to, such Account; and

     "Trustee Transfer Account," which means a Participant's interest in the Plan's assets composed of a Trustee Transfer (other than Rollover contributions) on or after January 1, 1993 allocated to the Participant under the Plan, plus all income and gains credited to, and minus all losses, expenses, withdrawals and distributions charged to, such Account.

     Section 2.2 "Affiliated Company" shall mean every corporation (including the Company) which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code), which includes the Company. "Affiliated Company" shall also mean any trade or business under common control with an Affiliated Company within the meaning of Section 414(c) of the Code. For purposes of Section 4.9, the modification of Sections 414(b) and 414(c) of the Code by Section 415(b) of the Code is incorporated.

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     Section 2.3  "Average Contribution Percentage" means, for a specified group of eligible Employees for a Plan Year, the average of the ratios for each Employee of:

     (a) the amount of Deferred Contributions (or the total of Employee Contributions plus Company Contributions) actually payable to the Trustee under the Plan on behalf of each such Employee for such Plan Year, to

     (b)  such Employee's Compensation for such Plan Year.

     Section 2.4 "Beneficiary" shall mean any individual, trust or other recipient named by a Participant to receive benefits payable hereunder upon his death, or the spouse, children or estate of the Participant, all as provided in Section 8.2 hereof.

     Section 2.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Section 2.6  "Company" shall mean Hanson Natural Resources Company.

     Section 2.7 "Compensation" shall mean the total of salary, wages and displacement or make-up allowances, and any deferrals made under this Plan, and any cafeteria plan which meets the requirements of Section 125 of the Code, excluding overtime, bonuses, severance benefits, payments while on a leave of absence other than for short-term illness, unused vacation pay, business expense reimbursements, any income realized for federal tax purposes as a result of group life insurance, other employee benefit plans or the grant or exercise of an option to acquire stock, payments made under any company Long-Term Disability Plan paid to a Participant by the Company, and amounts deferred under a non-qualified salary deferral plan. Notwithstanding anything in the preceding sentence to the contrary, the amount deemed to be "Compensation" with respect to any particular Participant shall not in any event exceed $200,000 during any Plan Year.

     In determining the Compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except that in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules, the $200,000 limitation is exceeded, then the limitation shall be pro rated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of this limitation. The $200,000 limitation is

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subject to cost-of-living adjustments made by the Secretary of the Treasury or his delegate.

     Section 2.8 "Deferred Contributions" shall mean Contributions made on behalf of a Participant pursuant to his election pursuant to Section 4.2(1) hereof.

     Section 2.9 "Deferred Contributions Account" shall mean that portion of a Participant's interest in this Plan which is attributable to Deferred Contributions made on his behalf hereunder.

     Section 2.10 "Early Retirement" shall mean retirement prior to the Participant's Normal Retirement Date pursuant to the terms of any qualified retirement plan maintained by an Affiliated Company.

     Section 2.11 "Employee" shall mean any person employed by the Lee Ranch Coal Company Division of the Company who is permanently assigned to a salaried position not subject to a collective agreement (other than any agency shop agreement).

     Section 2.12 "Employer Contributions Account" shall mean that portion of a Participant's interest in this Plan which is attributable to Employer Contributions made at any time hereunder other than Deferred Contributions made on his behalf pursuant Section 4.2 hereof.

     Section 2.13 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 2.14  "Named Fiduciary" shall mean the Plan Administrator.

     Section 2.15 "Highly Compensated Employee" means an Employee who is eligible to participant in this Plan and who during the current Plan Year or the preceding Plan year

     (a) at any time owned (or was considered as owning within the meaning of Section 318 of the Code) more than 5% of the outstanding stock of the Company or stock possessing more than 5% of the total combined voting power of all stock of the Company; or

     (b) received compensation from an Affiliated Company in excess of $96,368; (in 1993, adjusted in subsequent years from time to time in accordance with regulations or rulings under Section 414(q) of the Code); or

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     (c)  received compensation in excess of $64,245 (in 1993, adjusted in subsequent years from time to time in accordance with regulations or rulings under Section 414(q) of the Code) and was in the group consisting of the top 20% of Employees when ranked on the basis of compensation paid during such year); or

     (d) was at any time an officer of an Affiliated company and received compensation greater than 150% of the amount in effect under
          Section 415(b)(1)(A) of the Code for such Plan year ($115,641 in 1993, adjusted in subsequent years as determined in accordance with regulations prescribed by the Secretary of the Treasury or his delegate pursuant to the provisions of Section 415(d) of the
          Code).

     For purposes of this section,

     (a) "Compensation" means compensation within the meaning of Treasury Regulation 1.415-2(d) without regard to Sections 125, 402(a)(8) and 402(h)(1)(B) of the Code.

     (b) A former Employee shall also be treated as a Highly Compensated Employee for a Plan Year if such former Employee terminated employment prior to such Plan Year and was a Highly Compensated Employee for either the Plan Year in which he terminated employment or any Plan Year ending on or after his 55th birthday.

     (c) An Employee who performs no service for the Company during a Plan Year (for example, an employee who is on an authorized leave of absence throughout the Plan Year) shall be treated as having terminated employment in the Plan Year in which he last performed services for the Company.

     Section 2.16 "Normal Retirement Date" shall be the earlier of (i) a Participant's 65th birthday or (ii) the first day of the month following the later of his 62nd birthday and his completion of 30 years of service with an Affiliated Company.

     Section 2.17 "Participant" shall mean an Employee who meets the eligibility requirements set forth in Article III hereof and who has taken all of the steps required by said Article III.

     Section 2.18 "Participant Contributions Account" shall mean that portion of a Participant's interest in this Plan

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which is attributable to his Basic Participant Contributions and Voluntary
Participant Contributions made prior to July 1, 1983, any other employee contributions made prior to July 1, 1984, any Supplemental Contributions made hereunder prior to January 1, 1987, and Participant Contributions made pursuant to Section 4.2(2) of the Santa Fe Pacific Coal Corporation Retirement and Savings Plan for Salaried Employees.

     Section 2.19 "Participation Service" means the completion of thirty (30) days compensated service in a salaried position determined from the Employee's date of hire. Participation Service shall be determined and reported by the Company. Compensated service shall include any hours the Employee is on a leave of absence granted by the Company or an Affiliated Company with or without pay and shall include back pay, irrespective of mitigation or damages, awarded or agreed to be paid to him by the Company or an Affiliated Company.

     A Participant's service prior to the Effective Date with the Santa Fe Pacific Coal Corporation and its Affiliated Companies (determined by substituting Santa Fe Pacific Coal Corporation for Company in Section 2.6) shall be deemed employment by the Company for purposes of the Plan.

     Section 2.20 "Plan" shall mean the Lee Ranch Coal Company Retirement and Savings Plan for Salaried Employees set forth in and by this document and all subsequent amendments thereto.

     Section 2.21 "Plan Administrator" shall mean the Benefits Administration Committee designated by the Board of Directors of the Company as described in
Article X herein.

     Section 2.22  "Plan Year" shall be the calendar year.

     Section 2.23 "Qualified Joint and Survivor Annuity" shall mean an annuity for the life of the Participant with a survivor annuity for the life his spouse which is neither (i) less than one-half, nor (ii) greater than, the amount of the annuity payable for the joint lives of the Participant and his spouse.

     Section 2.24 "Total Disability" shall mean a Participant's eligibility for benefits under the Lee Ranch Coal Company Long Term Disability Plan. Total Disability shall be deemed to exist only when a written application has been filed with the Company or his designee by or on behalf of such Participant and when such Total Disability is certified to the Company or his designee by a licensed physician approved by the Company or his designee.

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     Section 2.25  "Trustee" shall mean the trustee under any trust agreement established between the Company and the Trustee for the purpose of implementing the Plan, or a legal reserve life insurance company organized or incorporated under the laws of any one of the United States of America and duly licensed in the jurisdiction specified in Section 11.2, whichever is applicable. Whenever the term Trustee in this Plan refers to a life insurance company, contributions shall be held and invested pursuant to a group annuity contract where required by law, and the insurer shall not be subject to the rules and requirements generally applicable to trustees of qualified plans.

     Section 2.26 "Valuation Date" shall mean the daily valuations which shall be used hereunder for purposes of determining account values.

     Section 2.27 "Vesting Service" shall mean the number of Plan Years in which the Employee is compensated for at least 1,000 hours of work by the Company or any Affiliated Company in any capacity. In determining whether or not the 1,000 hour requirement has been met, an Employee will be credited with 190 hours for any month in which he receives compensation for one or more hours. Compensated hours shall include any hour during which the Employee is on a leave of absence granted by the Company or an Affiliated Company with or without pay and shall also include back pay, irrespective of mitigation of damages, awarded or agreed to be paid to him by the Company or an Affiliated Company, computed in conformity with the Employee's basis of compensation at the time to which the award or agreement pertains.

     A Participant's service prior to the Effective Date with the Santa Fe Pacific Coal Corporation and its Affiliated Companies (determined by substituting Santa Fe Pacific Coal Corporation for Company in Section 2.6) shall be deemed employment by the Company for purposes of the Plan.

     The singular form of any word shall include the plural and the masculine gender shall include the feminine wherever necessary for the proper interpretation of this Plan.

                                ARTICLE III
                                -----------

                     EMPLOYEES ENTITLED TO PARTICIPATE
                     ---------------------------------

     Section 3.1 Each Employee who was a Participant in the Santa Fe Pacific Coal Company Retirement and Savings Plan for Salaried Employees immediately before the Effective Date shall become a Participant on the Effective Date.

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     Each other Employee shall be eligible to become a Participant as of the first day of any month after having completed his Participation Service.

     Section 3.2 In the event any Employee's employment with the Company is terminated prior to the Employee's becoming eligible to be a Participant hereunder, service before such termination of employment shall be taken into account for eligibility purposes until the Employee has completed his Participation Service after his reemployment.

     In the event any Employee's employment with the Company is terminated after the Employee has become eligible to participate but has chosen not to do so, or any Participant's employment with the Company is terminated, and such Employee or Participant is thereafter rehired, he shall be eligible for subsequent participation as of his date of rehire.

     Section 3.3 The Company shall notify all Employees of their eligibility, and shall give them an opportunity to become Participants.

     Section 3.4 To become a Participant, an Employee must meet the above requirements of this Article and execute and deliver to the Company in accordance with procedures established by the Company and the Plan Administrator a written election form indicating his desire to have a portion of his Compensation contributed to the Plan as Deferred Contributions or his desire to make Participant Contributions to the Plan. He must specify his chosen rate of Contributions and authorize the Company to make regular payroll deductions of any Participant Contributions. In addition, the Employee must make an investment election as described in Article V hereof. No Employee shall become a Participant until he has met the above requirements. Elections shall be processed by the Company, in accordance with established procedures, as soon as reasonably practicable after their receipt, but will always be effective on the first day of a month.

                                 ARTICLE IV
                                 ----------

                               CONTRIBUTIONS
                               -------------

     Section 4.1 For the purpose of investing contributions under this Plan, the Company shall establish one or more trusts or enter into one or more group annuity contracts with one or more insurers, or may establish a combination of one or more trusts or insurance contracts. The Company shall have the responsibility for selecting the Trustees hereunder.

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     Section 4.2  Each Employee who is eligible to participate in the Plan may elect to

     (1) have his Compensation reduced by a whole percentage and to have the amount by which his Compensation is reduced contributed to the Plan by the Company on his behalf as Deferred Contributions, and

     (2) contribute a whole percentage of his Compensation to the Plan as Participant Contributions, provided that the total amount of Deferred Contributions plus Participant Contributions may not exceed 12 percent of a Participant's Compensation.

     Section 4.3 Election forms, provided by the Plan Administrator, shall be distributed by the Company to all eligible Employees. All elections shall apply to Compensation to be received after the election becomes effective.
Any eligible Employee who fails to return a properly completed election form in a timely manner to the Company shall be deemed to have elected to have all of his Compensation included in his regular paycheck.

     Section 4.4 Notwithstanding any other provisions of the Plan to the contrary, the Deferred Contributions to the Plan on behalf of Highly Compensated Employees shall be limited to the extent necessary to ensure that the Average Contribution Percentage for Highly Compensated Employees for any Plan Year bears such a relationship to the Average Contribution Percentage for all other eligible Employees for such Plan Year that either of the tests set forth below is satisfied.

     Similarly the total of Participant Contributions plus Employer Contributions to the Plan on behalf of each Highly Compensated Employee shall be limited to the extent necessary to ensure that the Average Contribution Percentage for Highly Compensated Employees for any Plan Year bears such a relationship to the Average Contribution Percentage for all other eligible Employees for such Plan Year that either of the tests set forth below is satisfied.

     (a) The Average Contribution Percentage for the group of Highly Compensated Employees is not more than the Average Contribution Percentage of all other eligible Employees multiplied by 1.25; or

     (b) The excess of the Average Contribution Percentage for the group of Highly Compensated Employees over that of all other eligible Employees is not more than two percentage points, and the Average Contribution Percentage for the group of Highly Compensated Employees is not more than the Average

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          Contribution Percentage of all other eligible Employees multiplied by 2.

     The greater of (a) or (b) is illustrated in the table below:

If the Average Contribution             Then the Maximum Average
Percentage of Employees                 Contribution Percentage of
Other Than Highly                       Highly Compensated Employees
Compensated Employees is                (the Limitation Percentage) is
---------------------------             ------------------------------

            1%                               2.0%
            2                                4.0
            3                                5.0
            4                                6.0
            5                                7.0
            6                                8.0
            7                                9.0
            8                               10.0
            9                               11.25
           10                               12.0  (Sec. 4.2 limit)
           11                               12.0  (Sec. 4.2 limit)
           12                               12.0  (Sec. 4.2 limit)

     Test (a) must be satisfied with respect to either Deferred Contributions, or with respect to the total of Participant Contributions plus Employee Contributions.

     If the Plan Administrator determines that the limitations set forth in this section would be exceeded for the Plan Year, then the Plan Administrator shall reduce to the Limitation Percentage described in the foregoing table the percentage amount of Deferred Contributions (or the total percentage amount of Deferred Contributions plus Employer Contributions) of each Highly Compensated Employee whose Deferred Contribution percentage is more than the Limitation Percentage (or whose Participant Contribution plus Employer Contribution percentage gives rise to a percentage in excess of the Limitation Percentage). The Plan Administrator shall have the authority to establish a lower Limitation Percentage if, in the discretion of the Plan Administrator, this would be beneficial to the Plan by ensuring compliance with the safe-harbor provisions of Sections 401(k)(3)(A) and 401(m)(2) of the Code. The reduced percentage for each such Highly Compensated Employee shall be substituted for his actual elected percentages and shall represent the percentage of his Compensation that shall be paid into the Plan on his behalf. The amount of any reduction which is necessary shall be included in the Participant's regular paycheck or, in the case of Deferred Contributions and at the election of the Participant, contributed to the Plan as Participant Contributions.

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     Section 4.5  Participant Contributions shall be made by means of payroll deductions and the amounts so deducted shall be paid monthly or as soon as reasonable practicable without interest to the Trustee by the Company and shall be credited to the Participant's Participant Contributions Account.

     Section 4.6 The Participant may elect to suspend Contributions or change his rate or rates of Contributions as of the first day of any month after he has been a Participant for at least three months but not more frequently than once in any three month period. The change shall be limited to those rates described in Section 4.2 of this Article. The Participant's election to suspend or change his rate of Contributions must be made in writing to the Company. Such an election shall be processed by the Company as soon as reasonably practicable after its receipt.

     Section 4.7 If the Participant elects to suspend all of his Contributions, he may elect to resume Contributions subject to the limitations contained in Section 4.8 of this Article. An election to resume Contributions must be made in writing to the Company and will be processed as soon as reasonably practicable after its receipt.

     Section 4.8 Notwithstanding anything contained herein to the contrary, the Deferred Contributions made to a Participant's Deferred Contributions Account plus any amount that a Participant elects to defer under any other qualified cash or deferred arrangement for any Plan Year shall not exceed $7,000, and the total Contributions made and forfeitures allocated to the Company, Participant and Deferred Contributions Accounts of a Participant for any Plan Year shall not exceed the lesser of $30,000, or 25% of the Participant's compensation as defined in Treasury Regulation
Section 1.415-2(d)(1).

     The $7,000 and $30,000 limitations are subject to cost-of-living adjustments made by the Secretary of the Treasury or his delegate.

     If contributions exceed the applicable limitations set forth above, any Participant Contributions for the Plan Year which cause the excess (and the income thereon) shall be returned to the Participant by April 1 of the following Plan Year.

     Notwithstanding the foregoing, contributions with respect to any Participant may be further reduced to the extent necessary, as determined by the Committee, to prevent disqualification of the Plan under Section 415 of the Code, which imposes additional limitations on the benefits payable to Participants who also may be participating in another tax-qualified pension, profit-sharing, savings or stock bonus plan maintained by the Company or an Affiliated Company.

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     For purposes of this limitation, all defined benefit plans of the Company and all Affiliated Companies, whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Company and all Affiliated Companies, whether or not terminated, are to be treated as one defined contribution plan. The Plan Administrator may decide, in its sole discretion, under which of said Plans such a Participant's benefits are to be limited and, if it is under this Plan, shall advise affected Participants of any additional limitations on their annual contributions required by this paragraph. The Plan Administrator may elect to compute the defined contribution fraction for years ending after December 31, 1982, by using the special transitional rule set forth in Section 415(e)(6) of the Code.

     Section 4.9 All Company contributions are made conditioned upon their deductibility for Federal income tax purposes under Section 404 of the Code. Amounts contributed by the Company shall be returned to the Company from the Plan by the Trustee under the following circumstances:

     (a) If a contribution was made by the Company by a mistake of fact, the excess of the amount of such contribution over the amount that would have been contributed had there been no mistake of fact shall be returned to the Company within one year after the payment of the contribution; and

     (b)  If the Company makes a contribution which is not deductible under
          Section 404 of the Code, such contribution (but only to the extent disallowed) shall be returned to the Company within one year after the disallowance of the deduction; and

     (c) If the Plan does not initially qualify under Section 401 of the Code, contributions by the Company shall be returned within one year after the date of denial of qualification of the Plan.

     Earnings attributable to the contribution shall not be returned to the Company, but losses attributable to such excess contribution shall be deducted from the amount to be returned. In the event (a) and (b) above apply, the Company will distribute any Employee Contributions and Deferred Contributions returned to the Company (less any losses) to the Employees who contributed such amounts.

                                 ARTICLE V
                                 ---------

                        INVESTMENT OF CONTRIBUTIONS
                        ---------------------------

     Section 5.1 Contributions to the Plan shall be invested in investment funds maintained by The Vanguard Group of Investment Companies in accordance with rules adopted by the Administration Committee.

     The Plan Administrator shall obtain descriptions of the investment choices available for the purpose of informing Participants with respect thereto.
The selection of investment choices is the sole responsibility of each Participant, and no employee or representative of the Company is authorized to make any recommendation to any Participant with respect to his investment choices.

     Section 5.2 Prior to the date the Employee becomes a Participant hereunder, he must make an investment election which will apply to the investment of all contributions made with respect to him. Separate investment elections with respect to Deferred Contributions, Employer Contributions, and Participant Contributions may not be made. If a Participant wishes to utilize more than one Fund, he shall notify the Company in writing as to the percentage of the contributions to be invested in each Fund.

     Section 5.3 A Participant may in accordance with rules prescribed by the Plan Administrator elect to change his investment election.

                                 ARTICLE VI
                                 ----------

                                  VESTING
                                  -------

     Section 6.1 The Participant's interest in his Deferred Contributions Account and his Participant Contributions Account shall be fully vested in him at all times.

     Section 6.2 The Participant's interest in his Employer Contributions Account shall become fully vested in him at the earliest of the following dates:

     (a) The date of the Participant's death while employed by an Affiliated Company.

     (b) The date the Participant incurs Total Disability while employed by an Affiliated Company.

     (c)  The Participant's Normal Retirement Date.

     (d) The date the Participant actually retires or terminates at a time when eligible to retire from active service with the Company and any Affiliated Companies pursuant to the terms of any qualified retirement plan maintained by the Company.

     (e) The date of termination of this Plan or the date of complete cessation of Employer Contributions hereunder.

     Section 6.3 Prior to the date that the Participant's interest in his Employer Contributions Account becomes fully vested in accordance with
Section 6.2 of this Article, the Participant shall have a current fully vested interest as determined in accordance with the following schedule:

       Number of Years                               Vested
     of Vesting Service                            Percentage
     ------------------                            ----------

     Less than 1 year                                   0%
     1 year but less than 2 years                      20%
     2 years but less than 3 years                     40%
     3 years but less than 4 years                     60%
     4 years but less than 5 years                     80%
     5 years or more                                  100%

     Section 6.4 In the event a Participant transfers from the Company to an Affiliated Company, or from a salaried position to a non-salaried position with an Affiliated Company, the Participant shall have a vested interest in his Employer Contributions Account as if the Participant had remained an employee of the Company.

     Section 6.5 No amendment to the vesting provisions or merger of another plan into this Plan shall deprive a Participant of his nonforfeitable right accrued under this Plan or any other plan to the date of any such amendment or merger.

     In the event of an amendment to the Plan or the merger of another plan into this Plan which directly or indirectly affects the computation of a Participant's nonforfeitable percentage under this Plan or another plan, each Participant with at least 5 years of service with an Affiliated Company may irrevocably elect to have his nonforfeitable percentage computed under this Plan without regard to such amendment or merger.

     Such election may be made in writing to the Plan Administrator any time after the adoption of any such amendment or merger, provided, however, that the election period shall end no earlier than the latest of 60 days following the date the amendment or merger is adopted or effective or the date the

Participant is given written notification of the amendment or merger by the Company or Plan Administrator.

                                ARTICLE VII
                                -----------

               WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT
               ----------------------------------------------

     Section 7.1 A Participant may, at any time after he has been a Participant for at least three months, and prior to the distribution of his Participant Contributions Account, but not more frequently than once in any three-month period, elect to withdraw an amount equal to all or a specified portion of the value of his Participant Contributions Account.

     The Participant's election to withdraw must be made in writing to the Company. Such request must specify the total amount elected to be withdrawn from his Participant Contributions Account.

     Each such withdrawal election shall be processed as soon as reasonably practicable and shall be given effect as of the Valuation Date. The funds shall be withdrawn on a pro rata basis from all Funds.

     If the value of an Investment Account as of the actual date of withdrawal is lower than the value upon which the Participant shall have based his withdrawal election, it is hereby provided that, in the event of such an occurrence, the total amount to be actually withdrawn from the Account shall be limited to the value of the Account attributable to the Participant's Participant Contributions on the Valuation Date of such withdrawal.

     Section 7.2 A Participant may, at any time after he has been a Participant for at least three months and prior to the distribution of his Deferred Contributions Account or his Employer Contributions Account, but not more frequently than once in any three-month period, and with the consent of the Plan Administrator, request the withdrawal of an amount equal to his vested Employer Contributions Account and his Deferred Contributions Account, provided, however, that no such withdrawal shall be permitted unless the Participant's Participant Contributions Account is then or has previously been completely withdrawn by the Participant, and, further provided that no withdrawal from a Participant's Deferred Contributions Account shall be permitted unless the Participant has previously withdrawn or is requesting to withdraw all of his Employer Contributions Account which is vested. Amounts representing income which are credited to a Participant's Deferred Contributions Account after December 31, 1988, may not be withdrawn.

     The Participant's request to withdraw must be made in writing to the Plan Administrator. The basis for the Plan Administrator consenting to or refusing to consent to the Participant's request shall be that of demonstrated hardship. For purposes of this section a hardship exists only if there is an immediate and heavy financial need of the Participant and a withdrawal under this section is necessary to satisfy such financial need.

     The determination of whether a Participant has an immediate and heavy financial need is to be made on the basis of all relevant facts and circumstances. A financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Participant.

     A withdrawal request will be deemed to be made on account of an immediate and heavy financial need of the Participant if the request is on account of:

     (1) Expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for these persons to obtain medical care described in Section 213(d);

     (2) Costs directly related to the purchase of a principal residence of a Participant;

     (3) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, or Participant's spouse, children, or dependents (as defined in Section 152 of the Code);

     (4) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

     (5) Other definitions of deemed immediate and heavy financial needs promulgated by the Commissioner of Internal Revenue through the publication of revenue rulings, notices, and other documents of general applicability.

     In addition, the amount of the immediate and heavy financial need may include an amount needed to pay state or local income taxes or penalties reasonably anticipated to result from a distribution for any of the foregoing reasons utilizing such tax rates and procedures as established by the Administration Committee.

     A withdrawal will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant unless all of the following requirements are satisfied:

     (1) The Participant states in writing that the withdrawal is not in excess of the amount of the immediate and heavy financial need of the Participant,

     (2) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Company,

     (3) The Participant's Deferred Contributions and Participant Contributions will be suspended for 12 months after receipt of the hardship withdrawal, and

     (4) The Participant may not elect Deferred Contributions for the Participant's taxable year immediately following the taxable year of the hardship withdrawal in excess of the applicable limit under
          Section 402(g) of the Code for such next taxable year less the amount of such Participant's Deferred Contributions for the taxable year of the hardship withdrawal.

     The Plan Administrator may accept the written statement of the Participant as to his financial resources unless it has reason to believe the statement is in error. No withdrawal from a Participant's Deferred Contributions Account shall be permitted unless a complete withdrawal of the Participant's Employer Contributions Account is insufficient to defray the hardship expense.

     Each such withdrawal shall be processed as soon as reasonably practicable. The total amount to be so withdrawn shall be that specified in such written notice and such withdrawal shall be made from the Funds on a pro rata basis.
If the value of an Investment Account, as of the actual date of withdrawal, potentially may be lower than the value upon which the Participant shall have based his withdrawal election, and upon which the Plan Administrator shall have based its consent, it is hereby provided that, in the event of such occurrence:

     (a) The total amount to be so withdrawn shall be limited to the value of the Participant's Deferred Contributions Account and his vested interest in his Employer Contributions Account, as of the date of such withdrawal, excluding the value of his Employer Contributions which are attributable to Employer Contributions which have not yet vested pursuant to Section 6.3, and

     (b) The total amount to be actually withdrawn from the Investment Account shall be limited to the value of the Investment Account attributable to the Participant's Deferred Contributions Account and his vested interest in his Employer Contributions Account.

     Section 7.3 Amounts withdrawn by a Participant may not be returned to this Plan. If a Participant has an outstanding Plan Loan pursuant to
Article XIV, no withdrawal shall be permitted which would reduce the Participant's vested interest in his Accounts below the amount due with respect to such loan.

                                ARTICLE VIII
                                ------------

                    DISTRIBUTIONS OTHER THAN WITHDRAWALS
                    ------------------------------------

     Section 8.1 Upon the termination of the Participant's employment with the Company by reason of his attainment of his Normal Retirement Date, actual retirement from active service pursuant to the terms of any qualified retirement plan maintained by the Company and upon termination of employment at a time when eligible to retire, or by reason of his incurring Total Disability, the Participant shall be entitled to a distribution of the value of his Accounts. If the Participant continues in the employ of the Company beyond his Normal Retirement Date, distribution of his Accounts shall be deferred until his actual retirement. Payment of the Participant's benefits at retirement or upon incurring Total Disability shall be in a lump sum or as an immediate annuity purchased on a unisex basis or in a combination of such methods of payment. The Plan Administrator shall obtain from the Trustee descriptions of the forms of immediate annuity available for the purpose of informing Participants thereof at least 90 days prior to the earliest date their annuity may commence due to retirement. The forms of immediate annuity available shall always include a qualified joint and survivor annuity within the meaning of the Code and ERISA ("Qualified Joint and Survivor Annuity"). The Participant shall select the method or methods of payment of benefits from those available, provided, however, no method of payment providing for a guaranteed number of monthly payments may be selected which would assure payments beyond the actuarial life expectancy of the Participant and his spouse determined on a joint and survivorship basis and further provided that the annuity selected shall comply with the terms of Code

Section 401(a)(9) and the regulations thereunder. After the occurrence of the distribution event, payment of such benefits shall be made or shall commence to be made as soon as reasonably practicable after the Participant's
Normal Retirement Date, or, if later, the date of his actual retirement or the date of submission of forms requesting such distribution.

     A Participant may elect, after the termination of his employment, to receive a distribution of the value of his Accounts in any method or methods described in this section as soon as reasonably practicable after the date the Trustee receives from the Company such written notice of distribution as shall be required by the Trustee.

     If a Participant is married and wishes to elect a life annuity other than a Qualified Joint and Survivor Annuity under the preceding sentence, he must submit to the Plan administrator his spouse's written consent to such distribution in accordance with Sections 8.3, 8.5 and 8.6.

     Notwithstanding the foregoing provisions of this section, if, upon the occurrence of the distribution event the value of the Participant's Accounts does not exceed $3,500, the payment of the Participant's benefits shall be in a single sum, in cash, as soon as reasonably practicable after the date the Trustee receives from the Company such written notice of distribution as shall be required by the Trustee. Notwithstanding any provision herein to the contrary, but subject to the requirements of ERISA and the Code, any distribution hereunder shall be subject to the terms and conditions of any investment contract or arrangement established with respect to the investment of Plan Assets.

     Section 8.2 An election of any method or methods of payment made by a Participant in accordance with Section 8.1 may be revoked by the Participant and a subsequent election made at any time prior to the 30th day preceding the Participant's annuity starting date provided that spousal consent is obtained in the same manner as would be required if the new election was the original election. Any election or revocation of a previous election must be made in writing and submitted to the Plan Administrator. Upon the death of a Participant prior to the termination of his employment with an Affiliated Company, a distribution of the deceased Participant's account shall be made to his designated Beneficiary. Upon the death of a Participant after termination of his employment with an Affiliated Company, a distribution of the vested portion of the deceased Participant's account, if any, shall be made to his designated Beneficiary unless the Participant shall have elected to receive an annuity in accordance with Section 8.1 and the first monthly payment of such an annuity shall have become due and payable to the Participant. Any death benefits payable upon the death of a

Participant after the date such an annuity was due to commence shall be as provided in the particular form of annuity which was payable to the Participant. The Participant shall have the unrestricted right to designate the Beneficiary to receive the death benefits to which he is entitled hereunder, and to change any such designation. Each such designation for death benefits shall be evidenced by a written instrument filed with the Company in accordance with procedures established by the Plan Administrator and signed by the Participant. If a Participant is married and wishes to designate a beneficiary other than his spouse or change to a beneficiary other than his spouse, he must submit his spouse's written consent, executed and witnessed by a plan representative or a notary public. If no such designation is on file with the Company at the time of the death of the Participant, or if for any reason such designation is defective, then the Participant's spouse, if living, his children, if living, or his estate, in that order of preference, shall be conclusively deemed to be the Beneficiary designated to receive such benefit. Payment of the death benefits shall be in any method or methods described in Section 8.1 of this Article as shall be chosen by the Beneficiary. Payment of such death benefits shall be made or shall commence to be made as soon as practicable after the date the Trustee shall have been informed of the Participant's death.

     If benefits remain to be paid to a Participant at a time when the Plan Administrator is unable to locate the Participant or his Beneficiary, the Plan Administrator shall cause the Participant's benefits to be distributed or paid to the person or persons who can be located in the following priority:

     (a) In the event of a missing Participant, benefits will be distributed to the Participant's Beneficiary;

     (b) In the event the Participant and all Beneficiaries are missing, benefits will be distributed to the Participant's spouse;

     (c) After unsuccessful attempts have been made by the Plan Administrator to locate persons described in the priority categories set forth above, the benefits of the Participant or of any Beneficiary will be disposed of in any manner permitted by law which the Plan Administrator considers to be fair and equitable.

     A substitute beneficiary will not be determined under this Section with respect to a missing Participant or missing Beneficiary unless the Participant or Beneficiary, as the case may be, has failed to claim the Participant's account balances or notify the Plan Administrator of his whereabouts within three years after the Plan Administrator notifies such Participant or Beneficiary of his entitlement to benefits at his last post office address filed with the Plan Administrator.

     Section 8.3 The election of an annuity form of benefit (other than a Qualified Joint and Survivor Annuity) by a married Participant will be effective only if the spouse of the Participant consents to such election in writing within the 90 day period ending on the Valuation Date as of which the distribution is made. The spouse's consent must:

     (a) designate a form of benefits which may not be changed without further spousal consent;

     (b)  be irrevocable and acknowledge the effect of such election; and

     (c)  be witnessed by a Plan representative or a notary public.

     Any such consent must be filed with the Company in order to be effective. No consent need be obtained in the event the Participant has no spouse or the Participant's spouse cannot be located. In this event, the Participant must certify on a form provided by the Plan Administrator that he has no spouse or that his spouse cannot be located in order for his election of an optional form of benefit to be effective.

     Section 8.4 If the amount of a payment or distribution required to commence on a date determined under this article cannot be ascertained by such date, or if it is not possible to make such payment or distribution on such date because the Plan Administrator has been unable to locate the Participant after making reasonable efforts to do so, a payment or distribution may be made no later than 60 days after the earliest date on which the amount of such payment or distribution can be ascertained under the Plan or the date on which the Participant is located (whichever is applicable).

     Section 8.5 In the event that the vested account balances of a Participant to be distributed exceed (or at the time of any prior distribution exceeded) $3,500, such Participant shall receive from the Plan Administrator, during a period beginning not more than 90 days and ending not less than 30 days before the Valuation Date as of which distribution is to be made, a written notification of:

     (a) the material features and the relative values of the optional forms of benefits under the Plan,

     (b) the terms and conditions of the Qualified Joint and Survivor Annuity and the financial effect upon the Participant's benefit in terms of dollars per benefit payment,

     (c) the Participant's right to make, and the effect of, an election out of the Qualified Joint and Survivor Annuity,

     (d) in the case of a married Participant, the rights of the Participant's spouse with respect to any such election,

     (e) the right of the Participant to make, and the effect of, a revocation of any such election before the commencement of benefits, and

     (f) the right, if any, of the Participant to defer receipt of a distribution.

     Section 8.6 The Participant's consent to the distribution of the vested portion of his accounts must be:

     (1)  in writing;

     (2) made after the Participant receives the written notice described in the preceding sentence; and

     (3) made within 90 days before the Valuation Date as of which distribution to the Participant is to be made.

     Section 8.7 A Participant who remains employed by the Company until age 70-1/2 must begin receiving a distribution of his accounts in accordance with
Section 401(a)(9) of the Code and the regulations thereunder beginning no later than his Required Beginning Date.

     As long as such a Participant remains employed by the Company, any subsequent amounts which are allocated to such Participant's accounts shall be subject to subsections (a) and (b) below:

     (a) in the case of a Participant who had elected at his Required Beginning Date either an Automatic Survivor Benefit or an annuity contract payable for such Participant's life, the Plan Administrator shall direct the Trustee to apply such subsequent amounts for the purchase of an addition to the respective Automatic Survivor
          Benefit or life annuity on or before December 31 of each subsequent calendar year.

     (b) In the case of a Participant who had elected at his Required Beginning Date to receive distribution of his accounts in the form of a lump sum, the Trustee shall distribute such subsequent amounts on or before December 31 of each subsequent calendar year in the form of a lump sum.

     Section 8.8 The Required Beginning Date of a Participant who had attained age 70-1/2 before January 1, 1988, and who is not a five percent owner described in Section 2.15(a), at any time after the first day of the Plan
Year in which he attained age 66-1/2 shall be the April 1st following the calendar year in which he terminates employment. The Required Beginning
Date of any other Participant shall be the April 1st following the calendar year in which the Participant attains age 70-1/2.

                                 ARTICLE IX
                                 ----------

                         TERMINATION OF EMPLOYMENT
                         -------------------------

     Section 9.1 Upon the termination of a Participant's employment in any capacity with any and all Affiliated Companies prior to his Normal Retirement Date, other than by reason of Total Disability, early retirement or his death; the value of the Participant's vested interest in his Accounts, as determined in accordance with Article VI, hereof, shall be paid as soon as reasonably practicable after the Participant's Normal Retirement Date in any method or methods described in Section 8.1, unless the Participant makes an election pursuant to the following sentence.

     A Participant may elect to receive a distribution of the value of his Accounts in any method or methods described in Section 8.1 as soon as reasonably practicable after the date the Trustee receives from the Company such written notice of distribution as shall be required by the Trustee.

     Notwithstanding the foregoing provisions of this section, if, upon the termination of Participant's employment, the value of his Accounts does not exceed $3,500, the payment of the Participant's benefits shall be in a single sum in cash, as soon as reasonably practicable after the Trustee receives from the Company such written notice of distribution as shall be required by the Trustee. Notwithstanding any provision herein to the contrary, but subject to the requirements of ERISA and the Code, any distribution hereunder shall be subject to the terms and conditions of any investment contract or arrangement established with respect to the investment of Plan Assets.

     Section 9.2 If the Participant's employment with any and all Affiliated Companies is terminated in accordance with Section 9.1 of this Article, then the Participant shall forfeit the value of that portion of his Employer Contributions Account in which he was not vested. Thereafter, if such person is rehired as an Employee prior to a period of five consecutive Plan Years, beginning with the Plan Year in which the Participant's employment is terminated, during which the Participant is not employed by an Affiliated Company on the last day of each such Plan Year, he shall be entitled to make repayment to the Plan of the aggregate amount of his Employer Contributions Account distributed to him, on all Distribution Date(s) at any time before such employee incurs such five-year period. Upon making repayment in a single payment of the fair market value of the aggregate Employer Contributions Account distributed to him, the amount repaid shall be credited to the Participant's Employer Contributions Account and the fair market value, as of the Distribution Date, of the Employer Contributions Account which was forfeited shall be reinstated to such Account. The amounts required to restore such Participant's Employer Contributions Account under this Section
9.2 shall be charged against the Plan's unallocated forfeitures, and if insufficient, be made up from additional Company contributions.

     For purposes of the preceding paragraphs, any Plan Year in which a Participant is absent from work on the last day of the Plan Year, (i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with adoption of such child by such Employee, or
(iv) for purposes of caring for such child for a period beginning immediately following such birth or placement, shall be disregarded. Any amounts forfeited by Participants shall be used to offset future Company contributions under this Plan except as otherwise provided in this Section 9.2 or in
Article XII hereof.

                                 ARTICLE X
                                 ---------

                               ADMINISTRATION
                               --------------

     Section 10.1 The Plan shall be administered by the Benefits Administration Committee designated by the Board of Directors of the Company. The Committee shall be the "Plan Administrator" and the "Named Fiduciary" within the meaning of Title I of ERISA. The Committee may delegate from time to time ministerial duties to the Vice President-Human Resources of the Company. From time to time, the Committee shall certify to the Trustee, the person or persons designated by the Plan Administrator to give notifications, instructions or advice to the Trustee. The Committee shall be entitled to rely upon certificates of or communications from the Company or from the

Trustee as to information pertinent to any calculation or determination under the Plan.

     Section 10.2  Committee's Administrative Powers. The Committee shall
                   ---------------------------------
have full power and authority, within the limits provided by the Plan.

     The Committee shall have discretionary authority to administer, to construe and interpret the Plan, to decide all questions of eligibility, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (a) To determine all questions arising concerning the construction and interpretation of the Plan and in its administration, including, but not by way of limitation, the determination of the rights or eligibility under the Plan of Employees and Participants and their Beneficiaries;

     (b) To adopt such rules and regulations as it may deem reasonably necessary for the proper and efficient administration of the Plan consistent with its purposes;

     (c)  To enforce the Plan, in accordance with its terms; and

     (d) To do all other acts, in its judgment necessary or desirable, for the proper and advantageous administration of the Plan.

     The Committee shall act with or without a meeting by the vote or concurrence of a majority of its members; but no member of the Committee who is a Participant shall take part in any Committee action or any matter that has particular reference to his own interest hereunder. The Committee shall administer this Plan and discharge its responsibilities hereunder in a uniform and nondiscriminatory manner as to all Participants.

     Section 10.3  Information to be Provided to Participants and Others.
                   -----------------------------------------------------
The Plan Administrator shall see that books of account are kept which shall show all receipts and disbursements and a complete record of the operation of the Plan, including records of the accounts of individual Participants. At least once in each year, the Plan Administrator shall cause to be furnished to each Participant a statement indicating on the basis of the latest available information the status of the Participant's Account.

     Section 10.4 The Plan Administrator will direct the Trustee to make investments under the contract or contracts in accordance with the investment selections made by the Participants pursuant to Article V hereof.

     Section 10.5 In any case where the provisions of this Plan require the consent or approval by the Plan Administrator of an election or request made by an Employee, Participant or Beneficiary in order to make such election or request effective, the Plan Administrator shall act on such election or request as promptly as shall be reasonable in the circumstances. In any case where action by the Trustee is necessary in order to make operative an effective election or request made by an Employee, Participant or Beneficiary, it shall be the responsibility of the Plan Administrator to transmit such election or request to the Trustee in writing and as promptly as shall be reasonable in the circumstances. The Trustee shall not be obliged to take action with respect to any particular election or request unless the Trustee shall have received the election or request in such form and detail as shall reasonably be required by the Trustee.

     Section 10.6  Employment of Advisors and Staff. The Plan Administrator
                   --------------------------------
may employ accountants, legal counsel, consultants, and any other persons or organizations it deems necessary or proper to assist it in the performance or its duties under the Plan.

     Section 10.7  Fiduciary Duties. The Plan Administrator shall discharge
                   ----------------
its duties solely in the interest of the Participants and Beneficiaries and for the exclusive purpose of providing benefits to Participants and their Beneficiaries. They shall discharge their duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with the like aims.

     Section 10.8  Indemnification. Except as provided by law, the Company,
                   ---------------
its directors, officers, employees and agents and the Plan Administrator, or any of them, shall not incur any personal liability for the breach of any responsibility, obligation or duty in connection with any act done or omitted to be done in good faith in the management and administration of the Plan and the investment and handling of the accounts and shall be indemnified and held harmless by the Company from and against any such personal liability including all expenses reasonably incurred in its or their defense in case the Company fails to provide such defense.

                                 ARTICLE XI
                                 ----------

                     PROVISIONS RESPECTING THE COMPANY
                     ---------------------------------

     Section 11.1  Amendment of Plan. This Plan may be amended at any time
                   -----------------
and from time to time by resolution of the Board of Directors of the Company. Such power of amendment shall under no circumstances include the right to reinvest or otherwise transfer any interest in or to the accounts, or any income therefrom, to the Company; nor shall the power of amendment include the right, in any way or to any extent, to divest any Participant of the interest in his accounts to which he would be entitled if he had terminated his service immediately before such amendment; provided, however, that if a favorable determination letter shall not be received upon the initial submission to the Internal Revenue Service that the Plan as herein set forth or as amended meets the requirements of Sections 401(a), 401(k) and 501(a) of the Code, the Company may, at its option, amend the Plan in any manner which will result in a favorable determination letter being issued by the Internal Revenue Service or the Company may withdraw all contributions made by it and the Plan shall then terminate with the same effect as if it had never been adopted, provided further that the rights, duties or responsibilities of the Trustee shall not be substantially changed without its written consent. Neither shall such power of amendment be exercised in any way which would or could give to any Participant or Beneficiary any right or thing of exchangeable value in advance of the receipt of distributions hereunder. There shall be no merger or consolidation of part or all of the Plan with, or any transfer of part or all of its assets or liabilities to, any other plan or trust ("Other Plan") unless, pursuant to the terms of such merger, consolidation or transfer, each Participant and Beneficiary in the Plan whose interests are so merged, consolidated or transferred into, with, or to the Other Plan would (if the Other Plan were then terminated) receive a benefit immediately after such merger, consolidation or transfer which would be equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer (if the Plan were then terminated).

     Shortly after the Effective Date, the Santa Fe Pacific Coal Company Retirement and Savings Plan for Salaried Employees will transfer certain assets to the Plan by spinoff and immediate merger with the Plan. All elections, beneficiary designations and characterizations of accounts under the Santa Fe Pacific Coal Retirement and Savings Plan for Salaried Employees Plan prior to the Effective Date will be effective with respect to persons employed by the Company as of the Effective Date. Notwithstanding the foregoing provisions of this Section, this Plan may be amended in any manner whatsoever, with prospective or retroactive effect, for the purpose of qualifying it under, or complying with, any provision of the Code or ERISA.

     Section 11.2  Missouri Law to Govern. This Plan shall be construed
                   ----------------------
and regulated and its validity and effect and the rights hereunder of all parties interested shall at all times be determined, and this Plan shall be administered, in accordance with the laws of the State of Missouri, subject, however, to applicable provisions of any federal law.

     Section 11.3  Intent. The Company intends that this Plan, as amended
                   ------
from time to time, shall constitute a qualified plan under the provisions of Sections 401(a) and (k) of the Code. The Company intends that this Plan shall continue to be maintained for the above purposes indefinitely, subject, however, to the rights reserved to amend and terminate the Plan as set forth herein. Nothing contained in this Plan shall be construed as disqualifying any Employee of the Company from any benefits under any other plan or program to which such Employee would be entitled in the absence of this Plan.

                                ARTICLE XII
                                -----------

                            TERMINATION OF PLAN
                            -------------------

     The Company may terminate this Plan at any time, such termination to become effective at the time specified in a written notice to the Trustee. Notice of such termination shall be given to the Participants as soon as practicable after notice is given to the Trustee.

     In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and trust will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all the powers, duties and responsibilities of the Company under the Plan.

     Upon a termination of the Plan, the Company shall make no further contributions to the trust and the Trustee shall effect such liquidation of the assets of the trust as may be necessary or desirable to make a distribution thereof and distribute to each Participant or Beneficiary within a reasonable time after such termination (subject to delay in the event of administrative difficulties) the interest in the Fund to which he is entitled. Upon a complete or partial termination of the Plan, all accounts of affected Participants shall be fully vested and nonforfeitable.

                                ARTICLE XIII
                                ------------

                          MISCELLANEOUS PROVISIONS
                          ------------------------

     Section 13.1 This Plan is created for the exclusive benefit of Employees of the Company and their Beneficiaries. If any provision of this Plan is subject to more than one interpretation, then among those interpretations which are possible, that one shall always be given to this Plan and each and every one of its provisions which will be consistent with this Plan being a qualified plan within the meaning of Section 401 of the Code, and ERISA, or as they may be amended or replaced by any sections of the federal law of like intent and purpose.

     Section 13.2  Except as provided by the terms of Article III and
Article XI hereof, no funds contributed hereunder or any assets of this Plan shall ever revert to, or be used or enjoyed by, the Company or any successor of the Company, nor shall any such funds or assets ever be used other than for the benefit of the Participants or the Beneficiaries of such Participants.

     Section 13.3 No right or interest of any Participant of the Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but in no way limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, and no right or interest of any Participant in the Plan shall be liable for or subject to any obligation or liability of such Participant, including claims for alimony or the support of any Participant's spouse.

     Notwithstanding any other provisions of this Plan, an alternate payee under a qualified domestic relations order as determined in accordance with Section 206 of ERISA shall be entitled, within 180 days from the date the alternate payee receives written notification that the Company has made such a determination, to elect to receive any benefits to which the alternate payee is entitled payable in accordance with the distribution provisions set forth in Article VIII of this Plan in full satisfaction of any liability of the Plan to such person. Earnings on the benefits awarded the Alternate Payee by the court order shall accrue between the date specified for division of the Participant's account and the date the Alternate Payee's account is opened, only to the extent provided in the court order. Payment of the benefits from the Alternate Payee's account shall be made or shall commence to be made as established by court order or if not so specified, as of the Valuation Date coincident with or next following the Participant's Normal Retirement Date or actual retirement date, whichever is later. An alternate payee may make withdrawals pursuant to Article VII of the Plan.

     Section 13.4 Any person claiming entitlement to benefits in an amount other than that received shall have the right after review and denial, in whole or in part, of such claim by the Vice President-Human Resources to a review of such denial by the Plan Administrator. Such review shall be initiated by the written request therefor by such person filed with the Plan Administrator within 60 days after receipt by the person of the denial by the Vice President-Human Resources. The written request shall state the nature of the claim, the facts in support thereof and the amount claimed, and may include a demand for a personal hearing before the Plan Administrator as well as for reasonable access to the pertinent data upon which denial of the claim by the Vice President-Human Resources was based, which demands shall not be unreasonably denied. The Plan Administrator shall conduct its review of the claim within 60 days after receipt of the written request of such person and furnish, within such time, to the claimant written notice of its decision, including therein specific reasons and references to pertinent Plan provisions upon which decision is based.

     Section 13.5 Copies of the Plan and any amendments thereto will be on file at the principal office of the Company where they may be examined by any Participant or any other person entitled to benefits under the Plan.

     Section 13.6 If any person entitled to benefits under the Plan is under a legal disability or, in the Plan Administrator's opinion, is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the payment of such benefits to such person's legal representative or to a relative or friend of such person or such person's benefit, or the Plan Administrator may direct the application of such benefits for the benefit of such person in any manner which the Plan Administrator may select that is permitted by federal law and is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this section shall be a full and complete discharge of any liability for such payments.

     Section 13.7 None of the establishment of the Plan, any modification thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company, the Plan Administrator or any Trustee except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the employ of the Company. Neither the Plan Administrator nor any Company in any way guarantees any assets of the Plan from loss or depreciation or any payment to any person. The liability of the Plan

Administrator or the Company as to any payment or distribution of benefits under the Plan is limited to the available assets of the trust fund.

     Section 13.8 In any action or preceding regarding any Plan assets, any Plan benefits or the administration of the Plan, employees or former employees of the Company, their beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. To the extent permitted by law, if a legal action is begun against the Plan Administrator, the Company, or any Trustee by or on behalf of any person and such action results adversely to such persons, or if a legal action arises because of conflicting claims to a Participant's or other person's benefit, the cost of the Company, the Plan Administrator, or the Trustee of defending the action will be charged to the sums, if any, which were involved in the action or were payable to the Participant or the other person concerned. Acceptance of participation in the Plan shall constitute a release of the Company and the Plan Administrator, any trustee and their agents from any and all liability and obligation not involving willful misconduct or gross neglect to the extent permitted by applicable law. Notwithstanding any other provisions of the Plan, if the Plan Administrator is required by a final court order to distribute the benefits of a Participant other than in a manner required under the Plan, then the Plan Administrator shall cause the participant's benefits to be distributed in a manner consistent with such final court order. The Plan Administrator shall not be required to comply with the requirements of a final court order in any action in which the Plan Administrator, a Trustee, the Plan or the trust was not a party.

     Section 13.9 If any provisions of the Plan shall be held illegal or invalid for any reason, such illegality shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

     Section 13.10  Top Heavy Rules.
                    ---------------

     (a) If the Plan is or ever becomes "top-heavy" as determined under subsection (b), the following special rules shall apply.

          (1) If the Plan is top-heavy for a Plan Year, each Participant who is an Employee on the last day of the Plan Year shall receive an allocation of Employer Contributions and forfeitures equal to the product of a  the Participant's compensation while an active Participant
               -  during the Plan Year, and

               b  the lesser of 3% or the ratio of Employer Contributions plus
               - Deferred Contributions to compensation with respect to the key employee (as defined in subsection (c)) whose ratio is highest for the year.

                  For purposes of this Section, compensation shall mean the
               total amount of wages, tips and other compensation shown on an Employee's Form W-2 for the Year, provided, however, that compensation in excess of $200,000 (or such other amount prescribed in Section 416(d) of the Code) shall be disregarded.

                  All non-key Employees who are Participants in the Plan and
               who have not separated from service by the end of the Plan Year shall receive an allocation pursuant to this subsection.

                  A non-key Employee shall not fail to receive an allocation pursuant to this subsection because he fails to elect
               Deferred Contributions or Employee Contributions for the Year.

                  Notwithstanding any other provisions of the Plan, a non-key
               Employee shall not forfeit any allocations made pursuant to this subsection because of a withdrawal of Deferred Contributions or Employee Contributions.

                  If a Participant also participates in a defined benefit plan maintained by the Company or an Affiliated Company which is top-heavy, the minimum allocation percentage specified in this subsection shall be increased to 5% of compensation. This sentence shall not apply to the extent that the Participant participates in any other plan or plans of the Company or an Affiliated Company which provide that the defined benefit minimum allocation or benefit applicable to top-heavy plans will be provided by such other plan or plans.

               (b) This Plan is "top-heavy" for a Plan Year if, as of the last day of the preceding Plan Year, or, in the case of the first Plan Year of the Plan, the last day of such Plan Year (the "Determination Date") the amount credited to the Accounts of Key Employees (as defined in subsection (c)) exceeds 60% of the amount credited to the Accounts of all Participants (except former key Employees). Notwithstanding the foregoing, the Plan shall be top heavy if, as of the determination date described above, it is included in an "aggregation group" which is a "top-heavy group," as those terms are defined in
                    Section 416(g)(2) of the Code. For purposes of determining whether this Plan is top heavy, the aggregate distributions (without interest thereon) made under the Plan to a Participant during the 5-year period ending on the determination date shall be taken into account if the Participant's account or benefit is otherwise taken in account in determining whether the Plan is top heavy.

               (c) A Participant shall be a "key Employee" if, during the Plan Year in question or any of the four preceding Plan Years, he is:

                    (1) an officer of the Company (but no more than fifty Employees or, if less, the greater of three Employees or ten percent of all Employees) shall be taken into account, as specified by the Plan Administrator;

                    (2) one of the ten Employees owning (or considered as owning within the meaning of Section 318 of the
                         Code) the largest interest in the Company or an Affiliated Company;

                    (3) a five percent (5%) owner of the Company or an Affiliated Company; or

                    (4) a one percent (1%) or more owner of the Company or an Affiliated Company having an annual compensation from the Company or an Affiliated Company of more than $150,000.

               (d) If, the Plan is top-heavy for a Plan Year, then for purposes of computing the Maximum Additions described in
                    Section 4.9, the defined benefit plan fraction and the defined contribution plan fraction, described in the fifth and sixth paragraphs of Section 4.9, shall be computed by substituting the number 1.0 for the number
                    1.25 wherever it appears in those two paragraphs. The Company may elect to disregard the preceding sentence if, as of the last day of the preceding Plan Year, the amount credited to the Accounts of key Employees does not exceed 90% of the amount credited to the Accounts of all Participants (except former key Employees).

                  If the Company makes the election described in the preceding sentence, the minimum allocation percentage specified in subsection (a) shall be increased to 4% of compensation for all Participants and 7-1/2% for Participants who also participate in a defined benefit plan maintained by the Company or an Affiliated Company which is top-heavy.

                                ARTICLE XIV
                                -----------

                                   LOANS
                                   -----

     Section 14.1 A Participant may borrow from the Plan, subject to the following provisions of this Article XIV and to such additional standards as the Plan Administrator may adopt, by making prior written application to the Plan Administrator. A Participant seeking a loan hereunder must submit a written application (hereinafter referred to as the "completed application") which shall (i) specify the terms pursuant to which the loan is requested to be made, including the requested effective date, (ii) authorize the repayment of the loan through payroll deductions, (iii) provide such information and documentation as the Plan Administrator shall require, and (iv) include a promissory note, duly executed by the Participant, granting a security interest in his or her entire interest in the Plan to secure the loan.

     Section 14.2 Any loan to a Participant under this Article XIV shall be subject to the following requirements:

     (a) The loan may not exceed the lesser of (i) $50,000 or (ii) 50 percent of the value of the Participant's vested interest in his Accounts, including the vested portion of the Employer Contributions Account, provided that the amount of the loan shall be further limited so that the monthly repayment does not exceed 25 percent of the Participant's Compensation. The maximum loan amount of $50,000 otherwise available to a Participant is reduced by the excess, if any, of the highest outstanding balance of Plan loans to the Participant during the one-year period ending on the day before the loan is made over the outstanding balance of loans from the Plan on the date when the loan is made.

     (b)  The loan must be at least $1,000, or in $500 increments above
          $1,000.

     (c) The loan shall provide for a fixed rate of interest for the entire term of the loan. The applicable interest rate for Plan loans shall be the Prime Rate published in the Wall Street Journal at the beginning of the current calendar quarter plus 1% provided that the Plan Administrator may in its discretion establish a different method of establishing the interest rate consistent with the provisions of Section 4975(d)(1) of the Code and other applicable legal requirements.

     (d)  The loan shall be for a term of one, two, three, four or five years.

     (e) Notwithstanding the five year limit is Section 14.2(d), any loan used to acquire or construct any dwelling unit which, within a reasonable time, is to be used as the principal residence of the Participant may be for a term of up to 15 years; provided that the term must be a multiple of 12 months.

     (f) The Plan Administrator shall establish standards in accordance with ERISA and the Code and such rules as it deems necessary which shall be uniformly applicable to all Participants similarly situated and shall govern the Plan Administrator's approval or disapproval of completed applications. The terms for each loan shall be set solely in accordance with this Section and such standards adopted by the Plan Administrator in accordance with Section 14.4. Such standards may prescribe minimum repayment periods, a maximum and minimum loan amount (within the limitations specified above) and other relevant factors.

     (g) Each time a Participant takes a loan, he shall not be permitted to take a subsequent loan under the Plan until three months after the prior loan has been repaid in full.

          (i) Except as otherwise provided by the Plan Administrator, a Participant may not take a loan in the same month, or the three month period subsequent to the month in which a withdrawal request was submitted or a distribution made.

     Section 14.3

     (a) Each loan shall be evidenced by a promissory note executed by the Participant and payable to the Trustee, due and payable in full not later than the earliest of: (i) a fixed maturity date meeting the requirements of Section 14.2(d) or (e) above; (ii) the Participant's death; or (iii) the time which the Participant ceases to be an Employee.

     (b) The promissory note shall provide for the payment of equal monthly installments of principal and interest on the unpaid balance of principal at the fixed annual rate set forth in
          Section 14.2(c) on the date the note is executed. The note shall further provide that the monthly payments shall be through semi-monthly payroll deductions.

     (c) The promissory note shall evidence such additional terms as are required by this Section 14.2 or by the Plan Administrator.

     Section 14.4 The Plan Administrator shall, in accordance with its established standards, review and approve or disapprove a completed application as soon as practicable after its receipt thereof, and shall promptly notify the applying Participant of such approval or disapproval. In the event the Trustee shall advise the Plan Administrator that is not reasonably able, in the interests of Participants, to prudently distribute the necessary amounts to satisfy all Participants' completed applications in accordance with this Article 14, the amount to be made available to each Participant shall be reduced in proportion to the ratio which the aggregate amount that the Trustee has advised the Plan Administrator may prudently be so distributed, bears to the aggregate amount sought by all Participants' completed applications.

     Section 14.5 A Participant shall first borrow from his available Participant Contributions Account. If the Participant's Participant Contributions Account is not sufficient to fund the loan, the Participant shall next borrow from his vested Employer Contributions Account. If the loan exceeds the sum of the Participant Contributions Account and the vested Employer Contributions Account balances, the Participant shall borrow the balance of the loan from his Deferred Contributions Account.

     Section 14.6 Each loan shall be made only from the Accounts of the borrowing Participant and shall be treated as an investment of the Participant's Accounts from which the Participant's loan was funded.

     Section 14.7 Each loan to a Participant under this Article XIV shall be repaid in level monthly amounts over a period meeting the requirements of
Section 14.2 hereof. The monthly installments must be paid through automatic semi-monthly payroll deductions, except as provided by the Plan Administrator. No prepayment of any loan shall be permitted within 12 months from the date of the loan, except if the Participant is in default and the loan is accelerated pursuant to Section 14.11 and 14.12 hereof or otherwise permitted by the Plan Administrator. After the expiration of one year from the date of the loan, a Participant may elect to prepay the entire balance of the loan. A Participant may request a subsequent loan after full repayment of a prior loan, subject to the maximum loan amount set forth in
Section 14.2(a) hereof. No partial prepayments will be permitted except with the written consent of the Plan Administrator. All loan repayments made through payroll deductions shall be transmitted by the Company to the Trustee as soon as practicable after such amounts are withheld.

     Section 14.8 Each loan repayment of principal and interest will be allocated to the Participant's Accounts in the same proportion from which the loan was funded as provided in Section 14.5 hereof.

     Section 14.9 Repayment of any loan under the Plan shall be secured by the Participant's promissory note and his entire interest in the Plan.

     Section 14.10 If a Participant with an outstanding loan takes an authorized leave of absence or incurs a temporary disability so the regular monthly installment payments cannot be made on a semi-monthly payroll deduction basis, the Participant will be required to make the regular monthly payments of principal and interest at the time and place established by the Plan Administrator.

     Section 14.11 If any time prior to the full repayment of a loan to a Participant under the Plan, the Participant should cease to be a Participant by reason of his or her retirement, death, severance from employment, change to hourly status, or otherwise, or the Plan should terminate, or any event of default otherwise occurs under the documents evidencing the loan; the unpaid balance owed by the Participant on the loan shall be due and payable in full immediately without notice or demand.
If the Participant does not repay the full amount of the unpaid balance within the time established by the Plan Administrator, no Employee Contributions or Deferred Contributions shall be made to the Participant's Accounts and the Plan Administrator may take whatever steps it deems necessary to collect the unpaid balance of the loan plus any accrued interest. The amount of the distribution otherwise payable to the Participant or the amount of the Participant's vested interest in his Accounts, (or, in the case of his death, to his Beneficiary) shall be reduced by the amount of outstanding principal and interest on the loan at the time of such distribution and applied in satisfaction of the Participant's loan obligations. To the extent that the reduction in the amount of the distribution or the reduction in the Participant's vested interest is sufficient to discharge the Participant's total outstanding liability under the loan, such reduction shall constitute a completed discharge of all liability of the Participant to the Plan for the loan. In the event that the reduction in this Section 14.11 is not sufficient to fully discharge the Participant's obligation under the loan, the Participant, his heirs, successors and assigns shall be liable for the payment of the remaining amounts due under the loan and such Participant, his heirs, successors or assigns shall make payment upon notice by the Plan Administrator.

     Section 14.12 Notwithstanding anything to the contrary contained herein, each loan shall be made only in accordance with the regulations and rulings of the Internal Revenue Service and other applicable state or federal laws. The Plan Administrator shall act in its sole discretion to ascertain whether the requirements of such laws, regulations, and rulings have been met.

     Section 14.13 Except as otherwise provided in this Section 14.13, no loan shall be made to any Participant who has terminated employment with the Company on the date the loan is made. However, loans shall be made available subject to the terms of this Article XIV, to interested parties as defined in Section 3(14) of the Employee Retirement Income Act of 1974, even if such interested party is no longer an Employee.

                                 ARTICLE XV
                                 ----------

                          ROLLOVERS AND TRANSFERS
                          -----------------------

     Section 15.1  Rollovers. The Plan Administrator is authorized to accept
                   ---------
a Rollover Contribution that exceeds Two Hundred Dollars ($200.00) from an Employee in cash, even if he or she is not yet a Participant. The Employee shall furnish satisfactory evidence that the amount is eligible for rollover treatment. A Rollover Contribution must be paid to the Plan Administrator in cash within sixty (60) days after the date received by the Employee from a qualified plan. Such amounts shall be posted to the Employee's Rollover Account by the Plan Administrator as of the date received by the Plan Administrator.

     If it is later determined that an amount transferred pursuant to the above paragraph did not in fact qualify as a Rollover Contribution, the balance credited to the Employee's Rollover Account shall immediately be
(1) segregated from all other Plan assets, (2) treated as a non-qualified trust established by and for the benefit of the Employee, and (3) distributed to the Employee. Any such non-qualifying rollover shall be deemed never to have been a part of the Plan.

     Section 15.2  Trustee Transfers From Other Qualified Plans. The Plan may
                   -------------------------------------------
receive assets in cash or in kind that exceed Two Hundred Dollars ($200.00) from another qualified plan. The Trustee may refuse the receipt of any transfer if;

     1.  the Plan Administrator finds the in-kind assets unacceptable,

     2. instructions for posting amounts to Participants' Accounts are incomplete,

     3. any amounts are not exempted by Section 401(a)(11)(B) of the Code from the annuity requirements of Section 417 of the Code, or

     4. any amounts include benefits protected by Section 411(d)(6) of the Code which would not be preserved under applicable Plan provisions.

     Such amounts shall be posted to the appropriate Accounts of Participants as of the date received by the Plan Administrator.

     Section 15.3  Trustee Transfer to Other Qualified Plans. With respect
                   -----------------------------------------
to any payment hereunder which constitutes an eligible rollover distribution in excess of Two Hundred Dollars ($200.00) (within the meaning of Section 402(c)(4) of the Code), a Participant (or beneficiary) may direct the Plan Administrator to have such payment paid in the form of a single Trustee Transfer, provided the Plan Administrator receives written notice of such direction with specific instructions as to the eligible retirement plan as defined in Section 401(a)(31)(D) to which the Trustee Transfer is to be made on or prior to the applicable notice date for payment.

     Section 15.4  Definitions. For purposes of this Article, the following
                   -----------
terms shall apply:

     "Rollover Contributions" means a rollover contribution as described in
Section 402(c) of the Code (or its predecessor).

     "Trustee Transfer" means (a) a transfer to the Trustee of an amount by the trustee of a retirement plan qualified for tax-favored treatment under Section 401(a) of the Code or by the trustee(s) of a trust forming part of such a plan, which plan provides for such transfer; or (b) a transfer from the Plan Administrator of an amount for the benefit of a Participant to the custodian of an eligible retirement plan within the meaning of
Section 402(c)(8)(B) of the Code, provided such plan provides for the receipt of such transfers.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed
by one of its duly authorized officers this 1  day of Oct              , 1993.
                                            --        -----------------


                                 HANSON NATURAL RESOURCES COMPANY


                                 By /s/ signature
                                    -----------------------------------

[ATTEST]

/s/ signature
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